Exhibit 99.1

August 29, 2013

Mr. Philip D. Gettig

Chairman of the Conflicts Committee of the Board of Directors

Of Crestwood Gas Services GP LLC, the general partner of

Crestwood Midstream Partners LP

700 Louisiana, Suite 2060

Houston, Texas 77002

We hereby consent to (i) the inclusion of our opinion letter, dated May 5, 2013, to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC as (A) Annex D to the proxy statement/prospectus included in the Registration Statement on Form S-4, as amended from time to time, of Inergy Midstream, L.P. (“Inergy Midstream”) originally filed on May 30, 2013 (the “Registration Statement”) relating to the proposed merger of Crestwood Midstream Partners LP (“Crestwood”) with and into a wholly-owned subsidiary of Inergy Midstream and (B) Exhibit (c)(1) to the Schedule 13e-3 transaction statement, as amended from time to time, of Crestwood originally filed on August 9, 2013 (the “Transaction Statement”) and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of Evercore, Financial Advisor to the Crestwood Conflicts Committee”, “Special Factors—Background of the Merger”, “Special Factors—Recommendation of the Crestwood Board of Directors and the Crestwood Conflicts Committee and Reasons for the Merger; Fairness of the Merger”, “Special Factors—Opinion of Evercore, Financial Advisor to the Crestwood Conflicts Committee”, “Risk Factors—Risk Factors Relating to the Merger”, “Part II Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules” and “ANNEX I—Unaudited Financial Projections Prepared by Crestwood Management and Related Pro Form Analysis” of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and Transaction Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any other registration statement, proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director

Houston, Texas

August 29, 2013